EXHIBIT 1


           REPORT OF DIELEMAN LEVINE WINSTON, INDEPENDENT ACCOUNTANTS


We have audited the accompanying balance sheets of ECI Telecom (Canada) Inc. as of December 31, 2002 and 2001, and the related statements of earnings and deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted out audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that out audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ECI Telecom (Canada) Inc. as of December 31, 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Dieleman Levine Winston                               January 16, 2003
Chartered Accountants                                 Edmonton, Alberta, Canada